Exhibit 5.1

1055 Washington Boulevard Stamford, CT 06901 Main (203) 462-7500 Fax (203) 462-7599

June 4, 2025

Patriot National Bancorp, Inc.

900 Bedford Street

Stamford, Connecticut 06901

Re: Offering of Shares of Common Stock

To the addressees set forth above:

We have acted as special counsel to Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated June 4, 2025 (the “Prospectus Supplement”), to be filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Act”), to a Registration Statement (File No. 333-287283) on Form S-3 (the “Registration Statement”), which includes a base prospectus (the “Base Prospectus,” and such Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Prospectus relates to the registration under the Securities Act (the “Offering”) of up to 8,524,160 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be offered and sold pursuant to that certain Securities Purchase Agreement, dated June 3, 2025, by and between the Company and the purchasers thereto (the “Securities Purchase Agreement”). The Securities Purchase Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and Prospectus as filed with the Commission; (ii) the Securities Purchase Agreement; (iii) the Company’s Certificate of Incorporation, as amended to date; (iv) the Company’s bylaws, as amended to date; (v) resolutions of the board of directors of the Company relating to the Offering; and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the State of Connecticut Business Corporation Act (“Connecticut Business Corporation Act”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Connecticut, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

In rendering the opinions set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Securities Purchase Agreement and upon receipt by the Company of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Connecticut Business Corporation Act.

Our opinion set forth above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner; and (v) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Robinson & Cole LLP
ROBINSON & COLE LLP